Exhibit 5
October 27, 2005
EntreMed, Inc.
9640 Medical Center Drive
Rockville, MD 20850
Re: EntreMed, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to EntreMed, Inc. (the “Company”) in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the proposed offer and sale by the Company, from time to time, of up to $50,000,000 in total of (a) shares of the Company’s common stock (the “Common Stock”), (b) warrants to purchase shares of Common Stock (the “Warrants”), or (c) any combination of Common Stock or Warrants. The Common Stock and Warrants are collectively referred to as the “Securities”. This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     In connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company, the Company’s Amended and Restated Certificate of Incorporation and amendments thereto, its By-laws, and resolutions of the Board of Directors, as well as made such investigation of matters of fact and law and examined such other documents as we deem necessary for rendering the opinions hereinafter expressed..
     The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:
     A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.
     B. In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.
     C. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

     D. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.
     E. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.
     F. We do not express any opinion as to matters arising under the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of Delaware law, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.
     G. We assume that the Company will have sufficient authorized but unissued shares of Common Stock at the time any of the Securities are issued.
     H. As part of the corporate action taken and to be taken in connection with the issuance of the Securities (the “Corporate Proceedings”), the Company's Board of Directors or a committee thereof will, before they are issued, authorize the issuance thereof, and certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors or a committee thereof or certain authorized officers of the Company.
     Based on the foregoing, upon the assumption that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that:
     1. Upon the completion of all required Corporate Proceedings relating to the issuance of Common Stock and when issued in exchange for legal consideration of not less than $0.01 per share, the Common Stock will be validly issued, fully paid and nonassessable.
     2. Upon the completion of all required Corporate Proceedings relating to the issuance of Warrants and when issued in exchange for legal consideration, the Warrants will be binding obligations for the company, and any shares of Common Stock issued thereunder will be validly issued, duly fully paid and nonassessable.
     This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.
     We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Arnold & Porter LLP